Exhibit 10.2
JUNIPER NETWORKS, INC.
2006 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT — INDIA
     Unless otherwise defined herein, the terms defined in the Juniper Networks, Inc. 2006 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Option Agreement (the “Option Agreement”).
I. NOTICE OF GRANT
     [Optionee’s Name and Address]
     You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number

Grant Date

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	7 Years From the Grant Date

Vesting Schedule:
     Subject to accelerated vesting as set forth in duly authorized written agreements by and between Optionee and the Company, this Option may be exercised, in whole or in part, in accordance with the following schedule:
     25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/48 of the Shares subject to the Option shall vest each month thereafter, subject to the Optionee remaining a Service Provider on such dates.

II. AGREEMENT
     1. Grant of Option.
     The Board hereby grants to the Optionee (the “Optionee”) named in the Notice of Grant section of this Agreement (the “Notice of Grant”), an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”), subject to the terms and conditions of the Plan (which is incorporated herein by reference) and this Option Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.
     2. Exercise of Option.
          (a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement, subject to Optionee’s remaining a Service Provider on each vesting date.
          (b) Post-Termination Exercise Period. Subject to any extended post-termination exercise period set forth in duly authorized written agreements by and between Optionee and the Company, if Optionee ceases to be a Service Provider, then this Option may be exercised, but only to the extent vested on the date of such cessation as a Service Provider, until the earlier of (i) ninety days after the date upon which Optionee ceases to be a Service Provider, or (ii) the original seven-year Option term.
          (c) Method of Exercise. This option may be exercised with respect to all or any part of any vested Shares by giving the Company, E*Trade OptionsLink, or any successor third-party stock option plan administrator designated by the Company written or electronic notice of such exercise, in the form designated by the Company or the Company’s designated third-party stock option plan administrator, specifying the number of shares as to which this option is exercised and accompanied by payment of the aggregate Exercise Price as to all exercised shares.
     This Option shall be deemed to be exercised upon receipt by the Company, E*Trade OptionsLink or any successor third-party stock option plan administrator designated by the Company of such fully executed exercise notice accompanied by such aggregate Exercise Price.
     No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with applicable laws. Assuming such compliance, for income tax purposes the exercised shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such exercised shares.
          (d) Payment of Exercise Price. Payment of the aggregate exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:
               (i) cash; or

               (ii) check; or
               (iii) delivery of a properly executed exercise notice together with such other documentation as the Administrator and a broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price.
     3. Non-Transferability of Option.
     This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
     4. Term of Option.
     This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.
     5. Fringe Benefit Tax.
     Except as otherwise determined by the Administrator, Optionee agrees to reimburse or pay the Company (or its Subsidiaries, as directed by the Subsidiary) in full, any liability that the Company or its Subsidiary incurs towards any fringe benefit tax (“FBT”), social tax, or other tax paid or payable in respect of the grant, vesting, delivery, or exercise of the Option or the allotment/transfer of underlying Shares, within the time and in the manner prescribed by the Company or its Subsidiary. The Administrator may in its sole discretion determine whether the FBT with respect to the Option or its underlying Shares will be paid by selling a portion of vested Shares or by direct payment from the Optionee to the Company, by withholding cash proceeds from sale to a third party or a number of Shares upon exercise with a Fair Market Value equal to the FBT liability, some other method, or by some combination thereof. Optionee agrees to execute any additional documents requested by the Company or its Subsidiary for the reimbursement of such taxes to the Company.
     The Optionee grants to the Company and its Subsidiary the irrevocable authority, as agents of Optionee and on his or her behalf, to sell, retain or procure the sale of sufficient Shares subject to the Option so that the net proceeds receivable by the Company or its Subsidiary are as far as possible equal to but not less than the amount of any tax the Optionee is liable for (including FBT reimbursement obligations pursuant to the preceding paragraph) and the Company or its Subsidiary shall remit any balance to Optionee.
     Optionee acknowledges and agrees that the Company may refuse to deliver Shares upon exercise of the Option if Optionee has not made appropriate arrangements with the Company or its Indian Subsidiary to satisfy the FBT.
     6. Withholding. Optionee acknowledges that the ultimate liability for all income tax,

social insurance, payroll tax or other tax-related withholding legally due by the Optionee (“Tax-Related Items”) are, and remain, the Optionee’s responsibility and that the Company and its Indian Subsidiary (1) make no representations regarding the treatment of any Tax-Related Items in connection with the Option, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to the Option and the receipt of any dividends; and (2) do not commit to structure the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.
     Prior to the exercise of the Option, the Optionee agrees to make adequate arrangements satisfactory to the Company and its Indian Subsidiary to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and its Indian Subsidiary to withhold all applicable Tax-Related Items legally payable by the Optionee from his or her wages, or other cash compensation paid by the Company or its Indian Subsidiary or from proceeds from the sale of the Shares. Alternatively, or in addition, if permissible under Applicable Laws, the Company may (1) sell or arrange for the sale of Shares exercised under the Option to satisfy the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares with a Fair Market Value equal to the minimum amount necessary to satisfy the Tax-Related Items. The Company may refuse to deliver the Shares if Optionee fails to comply with his or her obligations under this Section 6.
     7. Data Privacy.
     By accepting this Stock Option Agreement or any Shares upon exercise hereof, Optionee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionee’s personal data as described in this document by and among, as applicable, the Company, its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. For the purpose of implementing, administering and managing the Plan, Optionee understands that the Company holds certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, Tax ID or other identification number, salary, nationality, job title, any equity or directorships held in the Company, details of all equity awards or any entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Optionee’s country or elsewhere. The Company, as a global company, may transfer Optionee’s personal data to countries that may not provide an adequate level of protection. The Company, however, is committed to providing a suitable and consistent level of protection for Optionee’s personal data regardless of the country in which it resides. Optionee understands that Optionee may request information regarding the Company’s stock plan administration by contacting Stock Plan Administration or their designee. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee deposits any Shares issued at exercise of an option. Optionee understands that Data will be held as long as is necessary to implement, administer and manage the Plan. Optionee understands that Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Stock Plan Administration. Optionee understands, however, that refusing or withdrawing Optionee’s consent may affect Optionee’s ability to participate in the Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may contact Stock Plan Administration or their designee.
     8. Electronic Delivery.
     The Company may, in its sole discretion, decide to deliver any documents related to the Option or issuance of Shares and participation in the Plan or future Stock Option Agreements that may be awarded under the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     9. No Entitlement.
     Optionee’s employment with the Company or its Indian Subsidiary is not affected at all by any grant and it is agreed by the Optionee not to create an entitlement and will not be included in the Optionee’s entitlement at common law for damages during any reasonable notice period. Accordingly, the terms of the Optionee’s employment with the Company or its Indian Subsidiary will be determined from time to time by the Company or the Indian Subsidiary employing the Optionee (as the case may be), and the Company or the Indian Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Optionee at any time for any reason whatsoever, with or without good cause or notice, and to determine when Optionee is no longer providing ongoing service to the Company or its Indian Subsidiary for purposes of administering Optionee’s Option, except as may be expressly prohibited by applicable law.
     10. Entire Agreement; Governing Law.
     The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

     Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement.
     By Optionee’s acknowledgement and acceptance of the terms of this Agreement (whether by electronic acknowledgment and acceptance of this Agreement or by signature below), Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement.

OPTIONEE	JUNIPER NETWORKS, INC.

Signature	By

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